Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-114095
Pricing Supplement Number 100 Dated 01/18/2005
(To: Prospectus Dated June 17, 2004, as supplemented by Prospectus Supplement Dated June 18, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RUZ7	$2,139,000.00	100%	1.400%	$2,109,054.00	FIXED	4.450%	QUARTERLY	01/15/2014	04/15/2005	$10.38	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RVA1	$1,683,000.00	100%	1.600%	$1,656,072.00	FIXED	4.625%	SEMI-ANNUAL	01/15/2016	07/15/2005	$22.35	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RVB9	$14,972,000.00	100%	2.000%	$14,672,560.00	FIXED	5.250%	SEMI-ANNUAL	01/15/2020	07/15/2005	$25.38	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 01/15/2010 and every coupon date thereafter.. The General Electric Capital Corporation Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 01/15/2010 at a redemption price equal to 100% of the principal amount of the General Electric Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RVC7	$24,587,000.00	100%	2.500%	$23,972,325.00	FIXED	5.400%	MONTHLY	01/15/2029	02/15/2005	$3.60	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 01/15/2010 and every coupon date thereafter.. The General Electric Capital Corporation Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 01/15/2010 at a redemption price equal to 100% of the principal amount of the General Electric Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Trade Date: January 18, 2005 @12:00 PM ET
Settle Date: January 21, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

General Electric Capital Corporation $15,626,271,000.00 GE Capital InterNotes* InterNotes Prospectus Supplement Dated 18-Jun-04